Form 5 - Exhibit 99

Name of Reporting Person:               Nicholas A. Alexander
Name of Issuer:                         Monmouth Community Bancorp (MCBK)
Issuer's Year End:                      December 31, 2003

               Explanation of Responses and Additional Information

In addition to the shares of Common Stock of the Issuer reported on the Form 5 filed in connection herewith, the reporting person indirectly owns (i) 2,100 shares held in an Individual Retirement Account with Smith Barney for the benefit of the reporting person, and (ii) 500 shares previously gifted by the reporting person to his grandchildren under the Uniform Transfers to Minors Act and held by the reporting person as custodian. The reporting person disclaims beneficial ownership of the securities held by him as custodian for the benefit of his grandchildren, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
Section 16 or for any other purpose. The number of shares beneficially held by the reporting person as reported on the Form 5 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2002, 2001 and 2000, respectively, but have not been adjusted to account for the 5% stock distribution made to the shareholders of Monmouth Community Bancorp on December 31, 2003.